Exhibit 19.1

MAXCYTE, INC.

CORPORATE DISCLOSURE POLICY

INTRODUCTION

MAXCYTE, INC. (the “Company”) and its subsidiaries (the Company and its subsidiaries together, the “Group”) is adopting this Corporate Disclosure Policy (the “Policy”) to prevent selective disclosure of “material nonpublic information” and/or “inside information” regarding the Company and to establish guidelines for disclosure of such information to the investing public, financial market analysts, the media and any persons who are not employees or directors of the Company in accordance with the requirements of (1) the fair disclosure regulation (“Regulation FD”) under the US Securities Exchange Act of 1934, as amended, which has been adopted by the US Securities and Exchange Commission (the “SEC”) in order to address selective disclosures by publicly held companies of material nonpublic information and (2) EU Market Abuse Regulation (EU 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“UK MAR”) and the AIM Rules for Companies (“AIM Rules”), and the Disclosure Guidance and Transparency Rules (the “DTRs”) of the Financial Conduct Authority (the “FCA”), (together, the “Rules”).

Premature, selective or otherwise unauthorized disclosure of internal or nonpublic information relating to the Company could adversely affect the Company’s ability to meet its disclosure obligations under applicable securities laws. In addition, premature, selective or unauthorized disclosure could cause competitive harm to the Company and in some cases could result in liability for the Company.

This Policy also outlines the procedures:

•	to restrict access to inside information to those who need to know it;
•	for disclosing inside information to the market as and when required; and
•	to identify inside information.

This Policy applies to all the Company’s current and former directors, officers and employees and to all other Group companies and affiliated companies, their directors and employees.  For purposes of this Policy, references to “you” also include your “Related Persons”, defined as the following group of people:

•	“family members,” which includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law;
•	anyone (other than a domestic employee) who lives in your household;
•

any person whose transactions in Company securities are directed by you or are subject to your direct or indirect control (e.g., parents, children or friends who consult with you before they trade in Company securities);

•	any person to whom you have disclosed “material nonpublic information” and/or “inside information” regarding the Company; and
•	any person acting on behalf of you or any other individual listed above.

It is very important that the requirements of the Rules are strictly complied with and the policies and procedures set in this note are designed to achieve that. If the Company or an individual breaches the Rules, the SEC, the FCA and/or the London Stock Exchange may impose sanctions on the Company and its directors. These could include financial penalties or public censure. If you do not follow the procedures you may also commit a criminal offence. In addition, anyone who effects transactions in the Group’s securities, or the securities of other public companies engaged in business with the Group (or provides information to enable others to do so) on the basis of inside information is subject to both civil liabilities and criminal penalties in the United States and/or the United Kingdom.

If you have any queries on this note or on the policies and procedures, you should contact the General Counsel.

This Policy is in addition to the Company’s separate Share Dealing Code.

CONTINUOUS DISCLOSURE OBLIGATIONS

1.	THE COMPANY’S OBLIGATIONS IN RELATION TO “INSIDE INFORMATION”

Under the Rules, the Company must:

•

inform the public as soon as possible of inside information (explained further below) which directly concerns the Company, except in certain very limited circumstances that justify a delay in making that disclosure;

•	not disclose inside information selectively, except in very limited circumstances, or leak inside information; and
•	restrict access to inside information to those who need to access it within the Group.

Where the Company has delayed the disclosure of inside information, it must:

•	keep an internal record of specified information;
•	as soon as it announces the information following the period of delay, inform the FCA that there was a delay in disclosure; and
•	if requested by the FCA, provide the FCA with a written explanation of how the conditions for delay were met.

The Group must also have procedures:

•	to identify information that may be inside information;
•	to report potential inside information promptly so a decision can be taken about whether an announcement is needed; and
•	to make sure any announcements are correct and complete.

These requirements come from UK MAR, the AIM Rules and the DTRs which apply to the Company.

1.1	Identifying inside information

Inside information is information:

●	of a precise nature;
●	which has not been made public;
●	that relates, directly or indirectly, to the Company or to one or more financial instruments (this would include information about the Group); and
●	which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments (e.g., the Company’s share price) or on the price of related derivative financial instruments (i.e., ones the price or value of which depends on, or is affected by, the price or value of the shares or other financial instruments).
1.2	When is information precise?

Information is precise if it:

•	indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur; and
•

is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the Company’s share price (or the price of other financial instruments or related derivative financial instruments).

1.3	When is it likely to have a “significant effect” on price?

The information must be likely to have a significant effect on the price of the relevant investment. Information which may have a ‘non-trivial’ effect on price should be considered ‘significant’ for these purposes. Information should be considered to be ‘likely’ to have a significant effect on price if there is a more than fanciful prospect of the information having such an effect. It is not necessary for a potential future event to be more likely than not to happen to meet this test.

If there is doubt about whether information constitutes inside information, the Company is expected to take advice from its Nominated Adviser and other advisers.

1.4	US laws

For the purposes of compliance with U.S. laws, “inside information” is generally non-public information about a public company that, if disseminated, would likely affect the market price of the company’s securities or would likely be considered important, or “material”, by investors who are considering trading in that company’s securities.

Nonpublic information is any information that has not yet been disclosed generally to the marketplace.  Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic.  As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by the Company with the U.S. Securities and Exchange Commission, issuance of a press release by the Company or announcement of the information in The Wall Street Journal or other news publication.

Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Company Securities.  For purposes of this Policy, a “Trading Day” shall mean any day on which the Nasdaq Stock Market is open for trading.  For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the Nasdaq Stock Market is open for trading on Wednesday, persons subject to this Policy shall not be permitted to trade in Company Securities until Thursday.  If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the Nasdaq Stock Market is open for trading on Monday, persons subject to this Policy shall not be permitted to trade in Company Securities until Tuesday.

It is difficult to define exhaustively what constitutes “material” information, but a good rule of thumb is that if the information would be of sufficient significance that it makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material for these purposes.

The following list, while not exhaustive, identifies several types of information or events that are more likely to be considered material. The SEC emphasizes, however, that materiality must be judged on a case-by-case basis.

1.Financial information (positive or negative), including results, forecasts, projections of earnings and results of information, particularly as such information departs in any way from what the market would expect;

2.Communications with government agencies, including the FDA;

3.Developments related to strategic plans;

4.	Potential mergers, acquisitions, tender offers or the sale of assets of the Company or a subsidiary thereof;

5.New developments related to product candidates or technologies;

6.	Details or results of clinical trials of the Company’s products or product candidates;
7.	New major contracts, orders, suppliers, customers or finance sources or the loss thereof;

8.Significant changes or developments in suppliers;

9.Significant pricing changes;

10.

Events pertaining to the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings or changes in Company dividend policies or amounts);

11.Significant changes in control or senior management;

12.Significant regulatory or legislative developments;

13.	Major new drugs, processes or services, or major developments in drugs, processes or services;
14.	Establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;

15.Potential acquisitions of additional technologies;

16.	Notice of issuance of patents or the acquisition of other material intellectual property rights;
17.	Significant changes or developments in technologies or other technological innovations;
18.	The extent to which external events (such as pandemics or geopolitical events) have had or will have a material impact on the Company’s operating results;
19.	A change in auditors or auditor notification that the Company may no longer rely on an audit report;
20.	Bankruptcies, receiverships, gains or losses affecting key collaborators, customers, vendors, partners or the Company or its subsidiaries; and

21.Actual or threatened major litigation, or the resolution of such litigation.

2.	CONTROL OF INSIDE INFORMATION

2.1	Dealing with inside information

It is vital that inside information is controlled in accordance with the Rules. Accordingly, the Company adopts the following procedures to control access to inside information:

●	there should be no discussions of relevant information in public areas (even within the office);
●	sealed non-transparent envelopes should be used for internal circulation of hard copy documents;
●	documents containing inside information should not be read or worked on where they can be read by others and should only be taken off site when absolutely necessary;
●	wherever practical, relevant documents should be kept in locked cabinets and IT access to emails/documents should be restricted only to those to whom access should be granted;
●	passwords and/or restricted access should be used for key documents where possible;
●	code names should be used where possible in all documents, correspondence (including emails) and discussions that relate to individual projects that constitute inside information;
●	access to computers and other electronic devices used by those with access to inside information should be restricted through the use of passwords; and
●	access to inside information should be limited to those who need to see it, including when sending emails.
2.2	Permitted selective disclosure

The Rules permit selective disclosure of inside information in limited circumstances to certain categories of persons, outside those in the Company who need to know it. FCA guidance suggests that these categories of recipient may include (but are not limited to):

(a)	the Company’s advisers and advisers of any other persons involved in the matter in question;
(b)	persons with whom the Company is negotiating, or intends to negotiate, any commercial, financial or investment transaction (including prospective underwriters or placees of the financial instruments of the Company);
(c)	employee representatives or trade unions acting on their behalf;
(d)	any government department, the Bank of England, the Competition Commission or any other statutory or regulatory body or authority;
(e)	major shareholders of the Company;
(f)	the Company’s lenders; and
(g)	credit-rating agencies.

2.3	These persons must be obliged to keep the information confidential. You must consult the General Counsel before making any such selective disclosure. Inadvertent disclosure of inside information

If inside information is inadvertently disclosed or leaked (whether by someone in the Group or someone else), the General Counsel or the Disclosure Committee should be informed immediately so that an announcement can be made to the market in the UK and the U.S. at once and the Company can conduct an enquiry into the leak.

3.	RESPONSIBILITY FOR DISCLOSURE

The directors are responsible under the Rules for carefully and continuously monitoring whether changes in the Company’s circumstances are such that there is an announcement obligation. To ensure that decisions can be made quickly, the Board has decided to delegate this responsibility to a committee, the “Disclosure Committee”. The Disclosure Committee shall comprise of the principal executive officer (e.g., Chief Executive Officer), principal financial officer (e.g., Chief Financial Officer or Chief Accounting Officer), General Counsel and any other officers that may be designated by them, such as the Chief Operating Officer and any other officers or employees of the Company, including senior individuals who are knowledgeable about the Company’s business, as may be deemed appropriate from time to time by the Senior Officers. The Disclosure Committee will:

●	approve, and monitor compliance with, the Company’s disclosure controls and procedures;
●	determine whether information is inside information;
●	determine whether inside information is to be announced as soon as possible or whether a delay is justified;
●	review the scope, content and accuracy of disclosure;
●	review and approve any announcements dealing with significant developments in the Company’s business; and
●	consider if an announcement is needed if there are rumours about the Company or a leak of inside information and if a holding announcement is needed.
4.	OPERATING PROCEDURES IN RELATION TO DISCLOSURE

The procedures outlined in this section are designed to ensure the timely and accurate disclosure of relevant information to the market.

4.1	Notifying possible inside information

If an event or issue or any other information that may be inside information is identified, it should be notified to a member of the Disclosure Committee or the General Counsel as soon as possible. The fact that it may not be easy to work out whether the information will have a significant effect on the Company’s share price, or that the information is uncertain (e.g., because events are changing or are unclear, such as a fraud is alleged or legal action is threatened but not yet taken), should not delay this notification. Similarly, for financial information there should not be a delay in providing information on one part of the business which may be material just because another part of the business is not yet available or may be showing a different result. The information should then be passed to the other members of the Disclosure Committee promptly and, where appropriate, to the Board.

Any such notification must include sufficient information to enable the Disclosure Committee or the Board to determine the significance of the event or issue and whether or not an announcement must be made. Where the information provided is uncertain or unclear, as much information as possible should be provided to help the Disclosure Committee or the Board reach a view on it and updates should be provided promptly as more information becomes available.

The Disclosure Committee and, where appropriate, the Board as a whole will decide the appropriate treatment in each case. Each event or issue must be referred to the Disclosure Committee or the Board to ensure that it is managed appropriately.

4.2	Monitoring the market and rumours

The Company’s Brokers will monitor the market for views on the Company and its share price and the elements that help to determine whether information is inside information or not. They will also monitor rumours about the Group. If there is doubt about whether a rumour is unfounded or comes from a leak, it should be notified to a member of the Market Disclosure

Committee or the General Counsel as soon as possible. The Disclosure Committee or the General Counsel will decide whether to make an announcement.

If it appears that there has been a leak of inside information, the Company will decide whether to take the lead role in an enquiry into the leak and request all persons and firms working with it who had access to inside information before the leak to undertake a leak enquiry, monitor the progress of the leak enquiry and consider a report of findings.

4.3	Use of external advisers

Where the Disclosure Committee or the Board is uncertain about the need for an announcement or its timing, the Disclosure Committee or the Board should seek advice from the Company’s Brokers or financial advisers and, where appropriate, its external legal advisers. A record should be kept of the advice and reasons for the conclusion.

4.4	Drafting the announcement

The General Counsel will co-ordinate the drafting of any relevant announcement as soon as practicable. The FCA expects there to be minimal delay between inside information being identified and an announcement being made (unless a delay is permissible). Any announcement should be correct and complete. It should give the full story and not omit any material fact or anything likely to affect what is said. A draft of the announcement must be circulated to the Board and others involved with the issue or event. This is so that those close to the issue or event can ensure that the announcement is verified to be accurate and not misleading. The Board is responsible for ensuring that this verification process is followed.

4.5	Holding announcements

If the Board has decided it can delay disclosure (e.g., where it is negotiating a transaction), it will arrange for the preparation of a holding announcement that can be published at short notice if there is a breach of confidentiality, or a breach is likely. It will also consider arrangements to monitor the market for rumours or leaks and maintain all necessary internal records.

The Board will also consider publishing a holding announcement if an event has occurred which is unclear or uncertain (e.g., where a fraud is alleged or legal action against the Company is threatened) and the Board decides more time is needed to consider the situation before putting out a further announcement at a later time.

Any holding announcement should detail as much of the subject matter as possible, set out the reasons why a fuller announcement cannot be made and include an undertaking to announce further details as soon as possible.

4.6	Approval and release of the announcement

The Board will decide upon the final form and release time for all announcements.

If the announcement is made when a RIS is open for business, it must be released through a RNS.

If the announcement has to be made outside these hours, it must be distributed as soon as possible to: (i) not less than two national newspapers in the United Kingdom; (ii) two newswire services operating in the United Kingdom; and (ii) RNS for release as soon as it opens.

If the Company’s shares or other instruments are traded on another regulated market, information should be released as far as possible at the same time on all markets.

The approved text will be posted on the Company’s website (allowing access free of charge on a non-discriminatory basis) no later than close of the business day following the day of release and will be retained for five years. The inside information must be kept in an easily identifiable section of the website, organised in chronological order with the date and time of disclosure clearly indicated.

Paragraph 8 below details how information should be disclosed in the U.S.

4.7	Insider list process

Any event or issue the Disclosure Committee or the Board considers for disclosure purposes will also be reviewed to determine whether the Company needs to create an insider list in relation to the event or issue.

The General Counsel will be responsible for administering the Company’s insider lists following any decision of the Disclosure Committee or the Board.

5.	ANALYSING WHETHER DISCLOSURE IS REQUIRED

If there is any doubt as to whether information is inside information or an announcement should be made the matter MUST be referred to the Disclosure Committee or the General Counsel.

5.1	When can the Company delay disclosure of inside information?

The Company may, under its own responsibility, delay the public disclosure of inside information, provided that all of the following conditions are met:

•

legitimate interest: immediate disclosure is likely to prejudice the legitimate interests of the Company. The European Securities and Market Authority’s (“ESMA”) guidelines provide some details on what could constitute a “legitimate interest” justifying delay of disclosure, but there is no exhaustive list (a copy of these ESMA guidelines can be found at Appendix 1);

•

not misleading: delay of disclosure is not likely to mislead the public. ESMA have provided a non-exhaustive list of situations where the delay of disclosure of inside information is likely to mislead the public (a copy of this list can be found at Appendix 2); and

•

confidentiality: the Company is able to ensure the confidentiality of that information. It is essential that appropriate confidentiality agreements are put in place at the start of any important strategic projects that may ultimately involve inside information.

Where a Company wishes to delay disclosure it will be important to assess each situation on its own merits, in conjunction with the Company’s advisers.

For the avoidance of doubt, the FCA has confirmed that it expects firms and market participants to continue to follow and apply ESMA guidelines to the extent that they remain relevant following the United Kingdom’s withdrawal from the European Union on 31 December 2020.

5.2	Procedures to follow when the Company has delayed disclosure

Where the Company has delayed the disclosure of inside information, it must:

•

Company records: keep a detailed internal record of specified information, including the date and time when the information became inside information and when the decision to delay was made (see Appendix 3 - Inside Information Record Template).

•

FCA Notification: as soon as it announces the information following the period of delay, inform the FCA that there was a delay in disclosure (see Appendix 4 - Inside Information FCA Delay Notification Template).

•

FCA Explanation (on request): if requested by the FCA, provide the FCA with a written explanation of how the conditions for delay were met (see Appendix 5 - Inside Information FCA Delay Explanation Template).

6.	DEALING WITH THE PRESS, INVESTORS AND ANALYSTS

Any enquiry from the press or from any analyst or investor seeking disclosure of any information about the Company or the Group should be directed to the Chief Executive Officer. Insiders who confirm information put to them by a journalist may commit market abuse or violate U.S. securities laws by disclosing inside information – even if the information was sourced from somewhere else first. If it seems that inside information has been leaked to a journalist (whether from the Group or elsewhere), the General Counsel should be informed immediately. The Company needs to be careful in dealing with enquiries in respect of market rumours. Although there is no regulatory obligation to deny a false rumour, if the Company wants to make a denial it should make an announcement via an RIS and other applicable avenue in the U.S., not through any other route. The Company can provide unpublished information to third parties only if it is not inside information. If the information is inside information, it can only be provided if this is permitted by the Rules and under U.S. securities laws (see ‘Permitted Selective Disclosure’ above).

6.1	Dealing with the press

Only the Chief Executive Officer and Chief Financial Officer are authorised to have any communications with the press during any project or transaction involving inside information and must keep a contemporaneous note of any such communication with details of the time, date and length of the communication, those involved and what was discussed. Copies of any emails should also be kept.

6.2	Dealing with analysts

When dealing with analysts, the Company:

•	should be careful to avoid inadvertently divulging any inside information, including where cumulative disclosure could amount to inside information;
•

may, in addition to providing non-public information that is not inside information, draw public information to analysts’ attention, explain information that is in the public domain and discuss markets in which the Company operates, but should avoid correcting the analysts’ conclusions;

•

generally need not correct errors in analysts’ published reports, although if, as a result of serious and significant error, there is a widespread and serious misapprehension in the market, the Disclosure Committee or the Board should consider whether the Company should publish inside information to correct the error; and

•	should keep a contemporaneous note of meetings with analysts and, as far as reasonably practicable, ensure that at least two Company representatives are present.

If inside information is inadvertently disclosed, the General Counsel or Disclosure Committee should be informed immediately so that an announcement can be made to the market in the UK and the U.S., generally at once.

7.	REGULATION FD
7.1

The SEC has adopted a fair disclosure regulation (“Regulation FD”) under the Securities Exchange Act of 1934, as amended, to address selective disclosures by publicly held companies of material non-public information. Premature, selective or otherwise unauthorized disclosure of internal or non-public information relating to the Group could adversely affect the Group’s ability to meet its disclosure obligations under U.S. securities laws, cause competitive harm to the Group and, in some cases, result in liability for the Group.

7.2	Summary of Regulation FD
•

Regulation FD applies to disclosures of inside information to the following categories of persons (“Outside Persons”): (1) broker-dealers and their associate persons, such as analysts; (2) investment advisers, institutional investment managers and their associated persons; (3) investment companies, hedge funds and affiliated persons; and (4) any holder of the Group’s securities if it is reasonably foreseeable that the holder will purchase or sell the Group’s securities on the basis of the information.

•

There are certain types of communications that are exempted from the disclosure requirements of Regulation FD, such as: (i) communications to persons who owe the Group a duty of trust or confidence, such as an attorney or accountant; (ii) communications made to any person who expressly agrees to maintain the information in confidence (such express agreement may be given after the disclosure of material nonpublic information, but must be before the recipient discloses or trades on the basis of it); (iii) disclosures to a credit rating entity, provided that the disclosure is made solely for the purpose of developing a credit rating and the ratings are publicly available; and (iv) communications made in connection with most registered securities offerings.

•

Regulation FD requires that whenever the Group or a person acting on its behalf discloses material non-public information to an Outside Person, the Group must make public disclosure of that same information either simultaneously (if the disclosure was made intentionally) or as soon as reasonably practicable  after discovery of the disclosure and in any event within 24 hours or the commencement of the next day’s trading (if the disclosure was made unintentionally).

7.3

It is important to understand that in certain cases, Regulation FD may not prohibit a disclosure while Rules do prohibit the disclosure (or vice versa). It is the policy of the Group to adhere to the more stringent disclosure obligations when such obligations differ in the UK and the United States. If you are unsure of whether a disclosure is prohibited, you must contact the General Counsel as described in this Policy.

8.	DUAL-LISTING COMPLIANCE

It is the policy of the Group to adhere to the more stringent disclosure obligations when such obligations differ in the UK and the U.S. In addition, the Group must assess both the UK and the U.S. legal regimes when considering the public announcement of information.

In particular:

•

If an announcement needs to be made during U.S. market hours when the UK RIS is closed, consideration should be given as to whether an “out of hours” announcement should be made in the UK using the procedure set out in paragraph 4.6. The Company shall also comply with any advance notice requirements of Nasdaq for such announcements as summarised in paragraph 8 above.

•

The Company’s U.S. financial reports filed with the SEC (being the annual report on Form 10-K) shall be notified via an announcement released via a RIS. In addition, any Form 8-K filings with the SEC that are not otherwise being announced via a RIS  shall be notified via an announcement released via a RIS.

•	The Company’s UK annual report and half-yearly report shall be included in a Form 8-K with the SEC.
9.	COMPLIANCE

Compliance with this policy is important. All directors, employees and consultants are therefore required to assist the Company by complying with the procedures set out in this document as relevant and by advising the General Counsel immediately of any breaches of this policy.

10.	PRESENTATIONS

Group personnel must receive approval from the General Counsel prior to accepting any speaking or audio-visual engagements involving institutional or retail investors, securities or industry analysts and/or members of the media. Preapproval of such engagements is not intended to include the sales or business development activities of such Group personnel directed towards customers or vendors conducted in the ordinary course of business.

The following procedures and restrictions shall apply to each such presentation:

•	the General Counsel must approve the content of such presentation prior to disclosure;
•	all employees presenting Group information shall retain a complete copy of such presentation to document its content as give and will provide a copy of such presentation to the General Counsel; and
•	such presentation shall not include inside information or material non-public information about the Group.

APPENDIX 1

ESMA Guidance - Legitimate interests justifying delay in disclosure of Inside Information

Legitimate interest	When might it apply?	Points to note
Negotiations	The Company is conducting negotiations, where the outcome of such negotiations would likely be jeopardised by immediate public disclosure of that information.

M&A transactions will generally fall under this heading.

If the Company is in financial difficulty, or subject to a worsening financial condition, the ability to delay disclosure under this heading is restricted to the fact or substance of any negotiations to deal with the situation (for e.g., in relation to an equity raising). The Company is not permitted to delay announcing the underlying problem (i.e. it is not open to the Company to delay disclosure of the substantive issue on the basis that its position in subsequent negotiations to deal with the situation will be jeopardised by the disclosure of its financial condition).

Planning to buy/sell an entity	The Company is planning to buy or sell a major holding in another entity and the disclosure of such information would jeopardise the conclusion of the transaction.	This heading is designed to cover possible or planned M&A transactions, but where negotiations have not yet begun.
Development of a product/ invention	The Company has developed a product or an invention and the immediate public disclosure of that information is likely to jeopardise the intellectual property rights of the Company.	If the Company relies on this heading to delay disclosure, it should seek to protect its rights as soon as possible so that disclosure can then be made (for example, obtaining a patent).
Regulatory approvals	The Company has previously announced a transaction that is subject to a public authority’s	This will apply if, for example, there is a requirement by a competition authority that the

Legitimate interest	When might it apply?	Points to note

approval, and such approval is conditional upon additional requirements, where the immediate disclosure of those requirements will likely affect the ability for the Company to meet them and therefore prevent the final success of the deal or transaction.

Company sell part of its business in a defined geographical area as a condition for obtaining approval for an already-announced transaction. However it is still necessary to conclude that disclosure of the requirement would affect the Company’s ability to comply.

Financial viability in danger

The financial viability of the Company is in grave and imminent danger, although not within the scope of the applicable insolvency law, and immediate public disclosure of the inside information would seriously prejudice the interests of existing and potential shareholders, jeopardising the conclusion of the negotiations aimed at ensuring the financial recovery of the Company.

APPENDIX 2

ESMA list of situations where delay is likely to mislead the public

Circumstance	When might it apply?	Points to note
Material difference from previous public announcement	Where the information is materially different from a previous public announcement of the Company on the matter to which the inside information refers.

This clearly may require a judgment to be made as to whether previous statements are likely to be regarded by the market as still current or having been overtaken by events or by subsequent statements.

Published financial objectives likely not to be met	Where the information regards the fact that the Company’s financial objectives are likely not to be met, where such objectives were previously publicly announced.	The Company will therefore want to be careful about announcing its financial objectives or other forward- looking financial projections or forecasts.
Contrasts with market expectation based on Company signals	Where the information is in contrast with the market’s expectations, where such expectations are based on signals that the Company has previously set.

This heading will be relevant where the information is in contrast with the content of, for example, media interviews, results presentations or even one-on-one meetings between shareholders and senior management.

In assessing the market’s expectation for these purposes, the Company should take into account market sentiment, for example the consensus among financial analysts (ESMA does not specify whether the Company should have regard to short and/or long term expectations). The Company’s broker’s should be consulted if there is any doubt about what the market’s expectations are in any respect.

APPENDIX 3

Inside Information Record Template

MAXCYTE, INC. (the “Company”)

INSIDE INFORMATION RECORD KEEPING

Details of the inside information	[Insert description of matter, event or circumstance giving rise to inside information] (the “Inside Information”)
Date and time when inside information first existed within the Company	[Insert time, date and time zone when information crystallised as inside information]
Date and time decision was made to delay disclosure of the inside information	[Insert time, date and time zone of decision to delay disclosure]
Description of legitimate interest

[Insert description of legitimate interest e.g.,:

The Company is conducting negotiations, where the outcome of such negotiations would be likely to be jeopardised by immediate public disclosure of that information.

The financial viability of the Company is in grave and imminent danger, although not within the scope of the applicable insolvency law, and immediate public disclosure of the Inside Information would seriously prejudice the interests of existing and potential shareholders, jeopardising the conclusion of the negotiations aimed at ensuring the financial recovery of the Company.

The Company is developing a product or an invention and the immediate public disclosure of that information is likely to jeopardise the intellectual property rights of the Company.

The Company is planning to [buy/sell] a major holding in another entity and the disclosure of that information would jeopardise the conclusion of the transaction.

The Company has previously announced a deal or transaction which is subject to a public authority’s approval and such approval is conditional upon additional requirements, where the immediate disclosure of those requirements will be likely to affect the ability for the Company to meet them and therefore prevent the completion of the deal or transaction.

[For results information [note that this is subject to FCA/ESMA guidance as to whether this is necessary for results information] The Company is compiling its [quarterly]/[half year]/[final] results and immediate disclosure could be misleading as the information has not been verified or is incomplete/does not take into account the [acquisition/disposal/takeover.]

If there has been a change in the ‘legitimate interest’ at stake, include details and the time, date and time zone of the update as well as the initial details.]

Description of how delay not likely to mislead the public

[Insert description of how delay is not likely to mislead the public e.g.,

It is generally understood in the market that the Inside Information must be kept confidential until developments are at a stage when an announcement can be made without prejudicing the legitimate interests of the Company.

The Inside Information:

•

is not materially different from a previous public announcement of the Company on the matter to which it relates;

•

does not relate to the fact that previously publicly announced financial objectives of the Company are likely not to be met; and

•

is not in contrast with a market expectation based on signals set previously by the Company.

If there has been a change in how delay is not likely to ‘mislead the public’, include details and the time, date and time zone of the update as well as the initial details.]

Description of how confidentiality can be ensured

[Insert description of how confidentiality can be ensured e.g.,:

Information barriers have been put in place in accordance with the standing policies of the Company. The policy seeks to ensure that Inside Information is known only to persons who are:

•

directly involved in the relevant matter and need to know the information for the normal exercise of their employment, profession or duties; or

•

responsible for determining whether an obligation to announce the Inside Information has arisen and/or determining whether such disclosure can be delayed.

If there has been a change in how confidentiality can be ensured, include details and the date, time and time zone of the update as well as the initial details.]

Description of arrangements where confidentiality can no longer be ensured

[Insert description of arrangements where confidentiality can no longer be ensured e.g.,:

The [Disclosure Committee or the Board] has prepared a leak announcement that can be published at short notice if there is a breach of confidentiality or if a breach is likely. [[The Disclosure Committee or the Board] has also put in place arrangements to monitor the market for rumours or leaks.]]

Details of when the Company is likely to disclose	[Insert details of when the Company is likely to disclose the inside information including date, time and time zone.]

the inside information	The Company currently expects to be in a position to announce the Inside Information at or around [•] [a.m./p.m.] on [•], but this timetable is subject to change.
Person(s) responsible for decision to delay disclosure	[Insert name(s) and position(s) within the Company]
Person(s) responsible for deciding the likely end of the delay	[Insert name(s) and position(s) within the Company]
Person(s) responsible for ongoing monitoring of conditions for the delay	[Insert name(s) and position(s) within the Company]
Person(s) responsible for deciding when the inside information will be disclosed	[Insert name(s) and position(s) within the Company]
Person(s) responsible for notifying the FCA and (on request) written explanation	[Insert name(s) and position(s) within the Company]

Notes

1.	If the inside information is disclosed following a period of permitted delay, the Company should consider keeping with this internal record:
•	a copy of the RIS announcement of inside information;
•	the notification to the FCA that the disclosure was delayed; and
•	(if requested) the explanation to the FCA of the reasons for delay
2.

If the inside information is not disclosed following the period of delay because it ceases to be inside information (e.g., a proposed capital raising does not go ahead), consider adding the information below to ensure the record is clear:

•	date and time (including time zone) information ceased to be inside information;

•	reason information no longer inside information; and
•	person(s) responsible for decision that information is no longer inside information.

APPENDIX 4

Inside Information FCA Delay Notification Template

A. IDENTITY OF THE ISSUER
1. Issuer	[Insert full legal name]
2. Details of the person making the notification on behalf of the issuer	[Insert name, position within the Company, work e-mail address and work telephone number]
B. DETAILS OF THE INSIDE INFORMATION
1. Details of the inside information	[Insert: • Title of RIS announcement disclosing the delayed inside information • Reference number of the RIS announcement disclosing the delayed inside information (if any)]
2. Date and time of disclosure	[Insert time, date and time zone when the inside information was disclosed following the period of delay]
3. Date and time decision was made to delay disclosure of the inside information

[Insert time, date and time zone of decision to delay disclosure.

If there have been changes in the conditions permitting delay, include when the decision to continue to delay was made (including date, time and time zone).]

4. Person(s) responsible for making the decision to delay	[Insert name(s) and position(s) within the Company]

APPENDIX 5

Inside Information FCA Delay Explanation Template

This information should be submitted to the Financial Conduct Authority if the Company is requested to provide an explanation of the delay in disclosure (Parts A and B should be in the same form as the original notification).

A. IDENTITY OF THE ISSUER
1. Issuer	[Insert full legal name]
2. Details of the person making the notification on behalf of the issuer	[Insert name, position within the Company, work e-mail address and work telephone number]
B. DETAILS OF THE INSIDE INFORMATION
1. Details of the inside information	[Insert • Title of RIS announcement disclosing the delayed inside information • Reference number of the RIS announcement disclosing the delayed inside information (if any)]
2. Date and time of disclosure	[Insert time, date and time zone when the inside information was disclosed following the period of delay]
3. Date and time decision was made to delay disclosure of the inside information

[Insert time, date and time zone of decision to delay disclosure.

If there have been changes in the conditions permitting delay, include when the decision to continue to delay was made (including date, time and time zone).]

4. Person(s) responsible for making the decision to delay	[Insert name(s) and position(s) within the Company]
C. EXPLANATION OF DELAY IN DISCLOSURE
Description of legitimate interest

[Insert description of legitimate interest e.g.,:

•

The Company is conducting negotiations, where the outcome of such negotiations would be likely to be jeopardised by immediate public disclosure of that information.

•

The financial viability of the Company is in grave and imminent danger, although not within the scope of the applicable insolvency law, and immediate public disclosure of the Inside Information would seriously prejudice the interests of existing and potential shareholders, jeopardising the conclusion of the negotiations aimed at ensuring the financial recovery of the Company.

•

The Company is developing a product or an invention and the immediate public disclosure of that information is likely to jeopardise the intellectual property rights of the Company.

•

The Company is planning to [buy/ sell] a major holding in another entity and the disclosure of that information would jeopardise the conclusion of the transaction.

•

The Company has previously announced a deal or transaction which is subject to a public authority’s approval and such approval is conditional upon additional requirements, where the immediate disclosure of those requirements will be likely to affect the ability for the Company to meet them and therefore prevent the completion of the deal or transaction.

•

[For results information [note that this is subject to FCA/ESMA guidance as to whether this is necessary for results information]: The Company is compiling its [half year]/[final] results and immediate disclosure could be misleading as the information has not been verified or is incomplete/ does not take into account the [acquisition/disposal/takeover.]

If there has been a change in the ‘legitimate interest’ at stake, include details and the time, date and time zone of the update as well as the initial details.]

Reasons delay not likely to mislead the public

[Insert description of how delay is not likely to mislead the public e.g.,:

It is generally understood in the market that the Inside Information must be kept confidential until developments are at a stage when an announcement can be made without prejudicing the legitimate interests of the Company.

The Inside Information:

•

is not materially different from a previous public announcement of the Company on the matter to which it relates;

•

does not relate to the fact that previously publicly announced financial objectives of the Company are likely not to be met; and

•

is not in contrast with a market expectation based on signals set previously by the Company.

If there has been a change in how delay is not likely to ‘mislead the public’, include details and the time, date and time zone of the update as well as the initial details.]

How confidentiality	[Insert description of how confidentiality can be ensured e.g.,:

ensured during period of delay

Information barriers have been put in place in accordance with the standing policies of the Company. The policy seeks to ensure that Inside Information is known only to persons who are:

•

directly involved in the relevant matter and need to know the information for the normal exercise of their employment, profession or duties; or

•

responsible for determining whether an obligation to announce the Inside Information has arisen and/or determining whether such disclosure can be delayed.

If there has been a change in how confidentiality can be ensured, include details and the date, time and time zone of the update as well as the initial details.]